Exhibit 23.1

We consent to the incorporation by reference in the Registration Statements of Applied DNA Sciences, Inc. on Form S-3 (File No. 333-202432, File No. 333-220481, File No. 333-218158, File No. 333-214920 and File No. 333-208162) and Form S-8 (File No. 333-182350 and 333- 205123) of our report dated December 28, 2017 with respect to our audits of the consolidated financial statements of Applied DNA Sciences, Inc. as of September 30, 2017 and 2016, and for the years then ended, which report is included in this Annual Report on Form 10-K of Applied DNA Sciences, Inc. for the year ended September 30, 2017.

/s/ Marcum LLP
Marcum LLP
Melville, New York
December 28, 2017